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Author:  Steve Ingrain at dalpark
Date:    7/23/97  10:27 AM
Priority: Normal
TO: PSC-ISOArchive at PSCTX01
Subject: Revised change order process

     As you know, in our executive meeting with C&L on Tuesday, I presented our revised approach to dealing with change orders... an approach that basically indicated that we would accept all change requests now, but defer all analysis as to cost and other impacts until September. C&L's response was generally favorable but requested that...

     1. Critical changes such as FERC/DSOW variances, integration issues, and other items which would make the system unworkable, would receive immediate attention. These change order requests would be controlled completely by C&L.

     2. We let them know when we would begin and end the deferred analysis of the remaining change orders.

     I am in the process of refining my draft letter to C&Ii to cover the above two items. Would you please give me some perspective as to when you think your people would be available to perform the above analysis. In the meeting we indicated that this would occur during the month of September. Is this still a good timeframe?